Exhibit 9.1

CAPITAL STOCK PURCHASE AGREEMENT

This CAPITAL STOCK PURCHASE AGREEMENT (the “Agreement”), dated December 26, 2004, by and among Glenn Crawford, an individual maintaining a mailing address at P.O. Box 1016, Vernon, Alabama 35592 (“Crawford”); Joseph Cerone, an individual at P.O. Box 5428, Kingsport, Tennessee 37663 (“Cerone”); and Joseph Donavan, an individual residing at 104 Caburn Court, Brandon, Mississippi 39047 (“Donavan”) (collectively, the “Sellers”); Southland Health Services, Inc., a Delaware corporation maintaining administrative offices at 126 Emergystat Loop, Vernon, Alabama 35592 (the “Company”); and Bad Toys Holdings, Inc., a Nevada corporation with a business address of 2344 Woodridge Avenue, Kingsport, Tennessee 37644 (the “Purchaser”).

BACKGROUND INFORMATION

A. The Sellers own the number of shares of common stock of the Company set forth opposite their names in Schedule A (the “Shares”). This Agreement sets forth the terms and conditions upon which the Purchaser is acquiring from the Sellers and the Sellers are selling and delivering to the Purchaser, free and clear of all liabilities, obligations, claims, liens and encumbrances, the Shares, representing an aggregate of One Thousand (1,000) issued and outstanding shares of the common capital stock, $0.01 par value per share, of the Company.

B. The Sellers and the Company are in the process of completing the following transactions (the “Roll-up Transactions”) on or before the date of closing: (1) the Company is acquiring all of the issued and outstanding ownership interests of Southland Health Services, LLC, a Mississippi limited liability company (“Southland LLC”); (2) Southland LLC is acquiring substantially all of the assets of Quality Care Ambulance Services, Inc., a Tennessee corporation (“Quality Care”), (3) the Company is acquiring (i) ninety percent (90%) of the issued and outstanding capital stock of Emergystat, Inc., a Mississippi corporation (“Emergystat”), and (ii) ninety percent (90%) of the issued and outstanding capital stock of Emergystat of Sulligent, Inc., an Alabama corporation (“Emergystat of Sulligent”).

C. The representations set forth below by the Sellers assume completion of the Roll-up Transactions on or before the date of Closing (as defined below).

D. Tom McGregor, as trustee of the bankruptcy estate of George Hutchinson (“McGregor”), owns the remaining ten percent (10%) of the issued and outstanding capital stock of Emergystat and Emergystat of Sulligent (the “McGregor Emergystat Stock”). If McGregor transfers the McGregor Emergystat Stock to the Company in connection with the Roll-up Transactions, then the Company intends on issuing 86.95 shares (the “McGregor Southland Stock”) to McGregor, representative of an eight percent (8%) ownership interest in the Company (the “McGregor Emergystat Transaction”). If, upon completion of the McGregor Emegrystat Transaction, McGregor (or McGregor’s transferee) elects to transfer to the Purchaser the McGregor Southland Stock, then, subject to the terms and conditions set forth herein, the Purchase Price will be increased as set forth in Section 1.3 below. If the Purchaser acquires the McGregor Southland Stock on the Closing Date (as defined below), then all references to the “Shares” shall include the McGregor Southland Stock.

In consideration of the mutual agreements contained herein, the parties agree as follows:

OPERATIVE PROVISIONS

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Shares to be Sold: Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.4 hereof, the Sellers shall sell and deliver to the Purchaser good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Purchaser one or more stock certificates representing the Shares, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, in form for transfer satisfactory to counsel for the Purchaser.

1.2 Purchase Price of the Shares: The gross purchase price to be paid by the Purchaser to the Sellers for the Shares shall be $[                    ] (the “Purchase Price”).

1.3 Payment of Purchase Price: Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained herein, and in consideration of the sale and delivery of the Shares, the Purchaser shall pay the Purchase Price to the Sellers, in the following manner:

(a) Purchaser will deliver the sum of One Million Three Hundred and Eighty Thousand and No/Dollars ($1,380,000) to the Sellers, in the aggregate, in the form of a cashier’s check (or otherwise immediately available funds) within thirty (30) days after the Closing.

(b) Purchaser will deliver three interest bearing promissory notes, with an aggregate original principal amount of Three Million Eight Hundred Eight Thousand and No/Dollars ($3,808,000), each in the form attached hereto as Exhibit        , within thirty (30) days of Closing (individually, a “Note, or collectively, the “Notes”).

(c) Purchaser will issue Two Million Seven Hundred Sixty Thousand (2,760,000) shares of its restricted common stock to the Sellers, in the aggregate (the “Bad Toys Shares”). Purchaser hereby guarantees the Sellers will be able to sell the Bad Toys Shares received pursuant to this Section 1.3(c), for no less than $1.00 per share in a Qualified Sale (as defined herein). A “Qualified Sale” means a sale of the Bad Toys Shares meeting each of the following requirements: (i) the shares must be sold pursuant to Rule 144 of the Securities Act of 1933 or an effective registration statement, (ii) the shares must be sold by a licensed broker or dealer, and (iii) the shares must be sold in an arms length transaction to a person or entity that is not an affiliate of the Seller and not an affiliate of the then current owner of the shares. Notwithstanding the foregoing, if at anytime after the date one (1) year from the date of issuance of the Bad Toys Shares, but before the Seller has sold the Bad Toys Shares, the Closing Bid Price (as defined herein) for common stock of the Purchaser exceeds $1.00 for sixty (60) consecutive days, then the Purchaser’s guarantee under this paragraph shall be deemed to have been satisfied. “Closing Bid Price” means the price of the Common Stock of the Purchaser as listed on a

Principal Market (as defined herein). As used herein, “Principal Market” shall mean The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board, Nasdaq SmallCap Market, or American Stock Exchange. If the Common Stock is not traded on a Principal Market, the Closing Bid Price shall mean, the reported Closing Bid Price for the Common Stock, as furnished by the National Association of Securities Dealers, Inc., for the applicable periods.

(d) Purchaser will issue to the Sellers warrants (the “Warrants”) to acquire Two Million Three Hundred Thousand (2,300,000) shares, in the aggregate, of common stock of the Purchaser (the “Warrant Shares”). Each Warrant will (i) have an exercise price of $0.50 cents per share, (ii) a price guarantee that the Seller will receive no less $1.50 per share as to forty (40%) percent of the Warrant Shares pursuant to a Qualified Sale, and (iii) otherwise be in the form mutually agreed to by the parties prior to the Closing.

Notwithstanding the foregoing, in the event McGregor (or McGregor’s transferee) completes the McGregor Emergystat Transaction and sells the McGregor Southland Stock to the Purchaser, the Purchase Price shall be increased as follows: (w) the aggregate cash payment referenced in subparagraph (a) above shall be increased from $1,380,000 to $1,500,000, (x) the aggregate principal on the Notes shall be increased from $3,808,000 to $4,140,000, (y) the aggregate number of Bad Toys Shares shall be increased from 2,760,000 to 3,000,000, and (z) the aggregate number of Warrants issued shall be increased from 2,300,000 to 2,500,000; provided, however, McGregor (or the bankruptcy estate or McGregor’s transferee, as applicable) shall become a party to this Agreement, all references to the “Sellers” shall include McGregor (or the bankruptcy estate or McGregor’s transferee, as applicable), and McGregor (or the bankruptcy estate or McGregor’s transferee, as applicable) shall otherwise meet the representations in Section 3.23 and 3.24 below.

No less than five (5) days prior to the date of Closing, the Sellers shall provide joint written instructions to the Purchaser as to how each portion of the Purchase Price (the cash, Notes, Bad Toys Stock, and Warrants) shall be divided among the Sellers.

1.4 Closing: The closing of the sale and purchase of the Shares shall take place at the offices of the Purchaser at 2 p.m., Eastern Standard Time, January 31, 2005, or at such sooner time and location as may be agreed to by the parties (the “Closing”). At the Closing, the Sellers shall deliver to the Purchaser one or more certificates for the Shares, in negotiable form, with all requisite stock transfer stamps or the funds therefore attached, together with a copy of the Company’s Articles of Incorporation, certified by the Delaware Department of State, and the Company’s by-laws, certified by its secretary; and shall make available for review by the Purchaser and its representatives the Company’s minute book, stock transfer book or ledger, and any other Company records as the Purchaser may reasonably request. Following such delivery and review, the Purchaser shall deliver to the Sellers that portion of the Purchase Price then due; and the parties shall thereupon cause the Company’s secretary to cancel each certificate delivered to the Purchaser and to issue in the name of the Purchaser one or more substitute certificates evidencing its ownership of the Shares and register such issuance and ownership in its stock transfer records. Each party shall be responsible for all other fees and costs incurred by him/it or on his/its behalf in connection with the negotiation of this Agreement and the Closing.

Upon completion of the Closing, the effective date of the transfer of the Shares shall be 8:00 a.m., December 1, 2004 (the “Effective Date”). Between the Effective Date and the Closing Date, the Sellers and the Company hereby agree to operate the Company in the ordinary and usual course and only in that manner.

If at the Closing the Sellers shall fail to tender the Shares, or if any of the conditions specified hereunder shall not have been fulfilled, the Purchaser shall, at its option, be relieved of its obligations under this Agreement without thereby waiving any rights it may have by reason of such failure or non-fulfillment. Conversely, if the Purchaser fails to close the transactions herein contemplated for any reason other than a default or breach occasioned by the Sellers under the terms hereof, the Sellers shall, at their option, be relieved of their obligations under this Agreement without thereby waiving any rights it may have by reason of such failure or non-fulfillment.

ARTICLE 2

RELATED TRANSACTIONS AND ADDITIONAL AGREEMENTS

2.1 Board of Directors of the Purchaser: The Board of Directors of the Purchaser (the “Board”) currently consists of three (3) members. Purchaser will cause its Board of Directors to be expanded to five (5) seats. Due to the expansion, there will be two (2) vacancies on the Board. Mr. Glenn Crawford shall fill one vacancy, and Mr. Crawford’s approved nominee (as defined herein) shall fill the other vacancy, and each shall serve on the Board of Directors for the 2005 term. Mr. Glenn Crawford’s nominee must be approved by each member of the Board, provided approval may be withheld in each member’s sole discretion.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, jointly and severally, represent, warrant and agree as follows:

3.1 Organization and Standing of Southland Health Services, Inc.: The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Sellers have furnished to the Purchaser complete and correct copies of its Articles of Incorporation and By-Laws as presently in effect.

3.2 Capitalization: The authorized capital stock of the Company consists of [enter # of shares] shares of common stock, $            par value. On the date hereof, 1,000 shares are issued and outstanding, all of which are registered in the name of the Sellers and are free and clear of any liabilities, obligations, claims, liens or encumbrances. The Company holds no shares of its capital stock in its treasury and all outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. On the date hereof, there are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of its capital stock and no authorization therefor has been given.

3.3 Authorization: When executed and delivered by the Sellers, this Agreement will constitute the valid and binding obligations of the Sellers, enforceable in accordance with its respective terms.

3.4 Subsidiaries: Except as set forth in Schedule 3.4 attached hereto (the “Subsidiaries”), the Company does not control (as such term is defined in §368(c) of the Internal Revenue Code of l954, as amended), directly or indirectly, any other corporation, association or other business entity, nor does it have any direct or indirect interest therein. Neither the Sellers nor any affiliate of the Sellers has any direct or indirect interest in any other business entity which is involved or competes with or conducts any business similar to any business conducted by the Company or any Subsidiary. The Sellers have no interest, direct or indirect, in any property used by, or relating to the business of, the Company or any Subsidiary, except through the ownership of the Company’s capital stock. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State designated on Schedule 3.4, and each Subsidiary has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Sellers have furnished to the Purchaser complete and correct copies of each Subsidiaries Articles of Incorporation and By-Laws as presently in effect. The authorized and issued capital stock of each Subsidiary is set forth on Schedule 3.4. On the date hereof, Schedule 3.4 accurately states all shares of each Subsidiary issued and outstanding, all of which are registered in the name of the Company and are free and clear of any liabilities, obligations, claims, liens or encumbrances; provided, however, McGregor owns ten percent (10%) of the issued and outstanding capital stock of Emergystat and Emergystat of Sulligent. The Subsidiaries holds no shares of its capital stock in its treasury and all outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. On the date hereof, there are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, any of the Subsidiaries of any shares of its capital stock and no authorization therefor has been given.

3.5 Consent: No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Sellers, the Company, or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

3.6 Title to Shares: The Sellers have good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws. The Sellers have full and unrestricted legal right, power and authority to sell, assign and transfer their shares (including shares acquired pursuant to the options) to Purchaser without obtaining the consent or approval of any other person or governmental authority, and the delivery of such shares to Purchaser pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any provision of any agreement or law by which any of the Sellers, the Company, or any Subsidiary is bound.

3.7 Financial Statements: The Sellers have furnished the Purchaser with (a) Emergystat, Inc.’s audited financial statements consisting of balance sheets as of December 31, 2003 and related statements of income or loss for its fiscal years then ended, (b) unaudited financial statements, prepared on a consolidated basis, for the Company, Quality Care, Inc., Emergystat, Inc., Emergystat of Sulligent, Inc., and each of their respective subsidiaries, consisting of balance sheets as of September 30, 2004 and related statements of income or loss for its nine month period then ended, and (c) other financial statements delivered to the Purchaer (collectively, the “Financial Statements”). No later than five (5) days prior to the Closing, the Sellers shall deliver interim consolidated unaudited financial statements, prepared on a monthly or quarterly basis, as applicable, relating to periods after September 30, 2004 (the “Additional Financial Statements”), for the Company, Quality Care, Inc., Emergystat, Inc., Emergystat of Sulligent, Inc., and each of their respective subsidiaries. All Financial Statements and Additional Financial Statements reflect all known liabilities, include all contingent liabilities as of the respective dates thereof, are correct and fairly present the financial position of the Company and the Subsidiaries (on a consolidated basis) as of the dates indicated and the result of operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

3.8 Undisclosed Liabilities: Except as and to the extent reflected or reserved against in the Company’s Financial Statements, or otherwise fully disclosed in Schedule 3.8 attached hereto, and except for liabilities occurring in the ordinary course of business and in compliance with this Agreement subsequent to September 30, 2004, the Company (or any Subsidiary) has no liabilities or obligations of any nature, exceeding Ten Thousand Dollars ($10,000) in the aggregate, whether absolute, accrued, unaccrued, contingent or otherwise and whether due or to become due, including, without limitation, any liabilities for federal or state taxes in respect of or measured by the income of the Company or any Subsidiary. The Sellers do not know or have any reasonable grounds to know of any basis for the assertion against the Company or any Subsidiary of any liability, obligation or claim not fully reflected or reserved against in the Company’s Financial Statements or fully disclosed in Schedule 3.8.

3.9 Changes: Since September 30, 2004, except as disclosed in Schedule 3.9 attached hereto:

(a) there have been no changes in the assets, liabilities, financial condition, business, operations, affairs or prospects of the Company or any Subsidiary, except changes occurring in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(b) neither the business, operations, affairs or prospects of the Company or a Subsidiary, nor any of its properties or assets, has been materially adversely affected by any occurrence or development, whether or not insured against;

(c) there have been no declarations or payments of any dividends or other distributions in respect of, or any direct or indirect retirement, redemption, purchase or other acquisition of, any shares of capital stock of the Company; and

(d) neither the Company nor any Subsidiary has obligated itself in any way with respect to the payment of employee bonuses or increased compensation or the providing of any other compensatory arrangement, whether current or deferred, and whether payable in cash or other consideration; nor obligated itself to make further additions to its business properties or further purchases of additional equipment, except in the ordinary course of business or under existing contractual commitments the terms of which have been disclosed to the Purchaser in a schedule appended hereto; nor made any loans or other advances, not in exchange for consideration having an equivalent value, to any of its officers, directors or shareholders; nor incurred or cancelled any indebtedness, encumbered any of its properties or assets, or engaged in any material transaction not in the ordinary course of its business.

3.10 Litigation: Except as disclosed in Schedule 3.10 attached hereto, there is no action, proceeding or investigation pending or threatened at the present time, or, to the knowledge of the Sellers, any potential action, proceeding or investigation which, either in any case or in the aggregate, might result in any material adverse change in the assets, business, operations or prospects of the Company or a Subsidiary, or in any material impairment of the right or ability of the Company or a Subsidiary to carry on its business substantially as now conducted or as proposed to be conducted, or in any material liability on the part of the Company or a Subsidiary, or which questions the validity of this Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby; and no such action, proceeding or investigation has been pending during the two (2) year period preceding the date of this Agreement.

3.11 Compliance with Other Instruments: To the best of the Sellers’ knowledge, neither the Company nor any Subsidiary is in violation of any term of its articles of incorporation or by-laws, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, and the execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any such term. To the best of the Sellers’ knowledge, there is no such term which materially adversely affects or will materially adversely affect the business, operations, affairs, prospects or condition of the Company, a Subsidiary or their properties or assets.

3.12 Material Contracts: Schedule 3.12 attached hereto correctly sets forth a brief identification of all material contracts or agreements to which the Company or a Subsidiary is a party, including (a) all agreements which obligate the Company or a Subsidiary to perform, provide or purchase goods or services during a period in excess of six (6) months or which have an individual value of more than Five Thousand Dollars ($5,000.00); (b) all contracts for the future purchase of fixed assets; (c) all contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis; (d) all bonus, pension, profit sharing, retirement, stock purchase, stock option or similar plans, contracts or understandings, in effect with respect to its employees, the employees of others or independent contractors; (e) all agreements or indentures relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of the Company or a Subsidiary; (f) all guarantees of any obligation for borrowed money or otherwise, other than endorsements made for collection or deposit in the ordinary course of business; (g) all agreements or commitments concerning the issuance of capital stock or other securities by the Company or a Subsidiary; and (h) all other contracts not made in the ordinary course of business; and the Sellers have furnished the Purchaser with complete and correct copies of all such contracts. All material contracts are in good standing and are valid and effective in accordance with their respective terms and there exists no known default or other occurrence or condition which would result in a default or termination thereof.

3.13 Insurance: A listing of all policies of insurance presently in force and maintained by the Company or a Subsidiary, including the name of each insuror, the type of liability insured against, the periodic premium cost, date of last payment, expiration date and monetary amount of coverage provided is separately set forth in Schedule 3.13 attached hereto. The Sellers have no knowledge which would indicate that the assets or operations of the Company or the Subsidiaries are not adequately insured. The Company has never been refused any insurance for which it has applied, nor has its coverage been limited.

3.14 Title to Properties, Accounts Receivable: The Company and each Subsidiary owns outright its properties and assets (including all assets reflected in the Financial Statements or used by the Company or a Subsidiary in the operation of their business), subject to no liens, mortgages, security interests, pledges, encumbrances or charges of any kind except as disclosed in Schedule 3.14 attached hereto and liens for current taxes and assessments not yet due. All leases pursuant to which the Company or a Subsidiary leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no known default or other occurrence or condition which would result in a default or termination thereof, and a list of all material leases (involving future payments during a term certain of more than One Thousand Dollars ($l,000)) is set forth in a Schedule 3.14(a) attached hereto. All accounts receivable shown in on the Financial Statements, or the Additional Financial Statements, as applicable, are current and collectible, net of any reserve reflected in the Financial Statements, or Additional Financial Statements, as applicable, are not contingent upon the performance by the holder of any material obligations or contracts, and are subject to no known material counterclaims or setoffs.

3.15 Taxes: Except as set forth in Schedule 3.15 attached hereto, the Company and each Subsidiary has filed all federal, state and other tax returns which are required to be filed and has paid all taxes which have become due and payable. Any provision for taxes made on the Financial Statements will be sufficient for the payment of accrued and unpaid taxes with respect to the period then ended and all prior periods. No federal or state income tax return filed by the Company or a Subsidiary has been audited for any period, or if audited has resulted in a determination by the taxing authority that a material tax deficiency existed. Neither the Company nor any Subsidiary has waived any statute of limitation applicable to any tax return heretofore filed, nor agreed to an extension of time with respect to any tax assessment.

3.16 Employees: The list attached hereto as Schedule 3.16 constitutes a correct identification of all individuals in the employ of the Company or a Subsidiary as of the date of this Agreement, their current periodic compensation, and any extraordinary compensation due them for work performed prior to such date. The Company and each Subsidiary is in compliance with all Federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

3.17 Conformity with Governmental Regulations: All operations of the Company and each Subsidiary conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental regulatory agencies, whether national, state or local, having jurisdiction thereover, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against the Company or any Subsidiary, or, within the knowledge of the Sellers, may in the foreseeable future be made by any such agency.

3.18 Patents and Trademarks: Except as disclosed in Schedule 3.18 attached hereto, neither the Company nor any Subsidiary owns patents, trademarks, service marks, trade names, copyrights or applications for any of the foregoing. Any items described in Schedule 3.18 and the use thereof by the Company or a Subsidiary do not infringe on any patents, trade names, trademarks, copyrights, or any other rights of any person. No products manufactured or sold by the Company or a Subsidiary, nor any patents, formulae, processes, knowhow, trade secrets, trademarks, trade names, assumed names, copyrights or designations used in its business, infringe on any patents, trademarks, trade names, copyrights or any other rights, of any person.

3.19 Assets Necessary to Business: The Company and each Subsidiary presently owns all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit it, upon the consummation of the transactions contemplated hereby, to carry on its business as presently conducted.

3.20 Employee Benefit Plans: All employee benefit plans of the Company (the “Plans”) or any Subsidiary comply in all material respects with all applicable laws, and regulations. The Plans have no material accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plans are not liable to the Pension Benefit Guaranty Corporation for insurance premiums or employee benefits, or for any interest thereon. All reports, notices, statements and returns required by ERISA have been timely filed with or furnished to the person or entity entitled to same and all insurance required by that law is in force and effect. The Plans have not been operated in a manner which would result in liability to the Company or a Subsidiary. As of the date hereof, the Plans have satisfied all requirements imposed upon them by the Internal Revenue Code, ERISA, the Welfare and Pension Plans Disclosure Act and all predecessors and successors thereto. Neither the Company nor any Subsidiary has a liability for benefits payable under the Plans to the Company’s employees and will not become liable for any additional contributions to, under or in connection with the Plans as they relate to former employees.

3.21 Bank Accounts: Schedule 3.21 attached hereto contains a complete and correct list of the name of each bank in which the Company or a Subsidiary maintains a cash account or safe deposit box, together with the identifying number of each such account or box and the name of each person authorized to draw thereon or have access thereto; and separately the name of each person, if any, holding a power of attorney issued by the Company or a Subsidiary and a summary statement of the terms thereof.

3.22 Disclosure: To the best of the Sellers’ knowledge and belief, neither this Agreement, the Financial Statements or Additional Financial Statements referred to in Section 3.7, nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company or a Subsidiary in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or in the future may (so far as the Sellers can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of the Company or a Subsidiary which has not been set forth herein or in a schedule or statement furnished to the Purchaser.

3.23 Investment Representation: The Sellers’ are acquiring the shares of the Purchaser’s common stock, or warrants to acquire common stock, for the Sellers’ own account, for investment and not with a view to, or for resale in connection with, a distribution or public offering thereof within the meaning of the Federal Securities Act or applicable state securities laws. The Sellers understand that none of the shares of the Purchaser’s restricted common stock or warrants delivered pursuant to Section 1.3 of the Agreement have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities laws. In addition to the foregoing, the Sellers understand that the resale of the shares of the Purchaser’s restricted common stock, including common stock received upon exercise of the warrants, may be restricted indefinitely unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration.

3.24 Accredited Investor Status: Each Seller is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Seller is able to bear the economic risk of the purchase of the shares of the Purchaser’s restricted common stock, including a complete loss of such Seller’s investment in the shares of the Purchaser’s restricted common stock (including the Warrants and Warrant Shares).

3.25 Legend: Certificates representing the shares of the Purchaser’s restricted common stock issued pursuant to Section 1.3, the Warrants, and the Warrant Shares shall be endorsed with the following legends, and any other legends required by applicable securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 OR (III) OTHERWISE PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT.

The Purchaser reserves the right to include any other legends required by applicable securities laws.

The Purchaser may instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in the foregoing legends are satisfied.

3.26 Roll-up Transactions. The Sellers and the Company hereby represent that the only condition to completion of the Roll-Up Transactions is payment of: (x) that certain liability owed to GE Health Care, Inc. in the amount of approximately [$2,300,000]; and (y) that certain liability owed to Pacific Capital in the amount of [$603,000]. If the Purchaser arranges for the payment on the Closing Date of those obligations referred to in the immediately preceding sentence, the Sellers and the Company hereby agree to close, and cause the closing of, the Roll-up Transactions the Closing Date. Each of the Sellers and the Company hereby represent and agree that the only consideration to be paid to the sellers in connection with the Roll-up Transactions is the issuance of capital stock of the Company. Each of the Sellers and the Company hereby represent and agree that, as of the date of completion of the Roll-up Transactions, the condition of the Company, Emergystat, Emergystat of Sulligent, their respective subsidiaries, and the successor entities that acquired the assets of Quality Care and Southland LLC, prepared on a consolidated basis, will not be materially different from the condition reflected in the September 30, 2004 financial statements referred to in Section 3.7 above.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents and warrants to, and covenants with, the Sellers as follows:

4.1 Authorization: When executed and delivered by the Purchaser, this Agreement will constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

4.2 No Contractual Violation: Neither the execution, delivery nor performance of this Agreement by the Purchaser, including the consummation by the Purchaser of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of the any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Purchaser is a party or by which it is otherwise bound.

4.3 Litigation: Except as set forth in Schedule 4.3 attached hereto, there is no action, proceeding or investigation pending or threatened at the present time, or, to the knowledge of the Purchaser, any potential action, proceeding or investigation which, either in any case or in the aggregate, might result in any material adverse change in the assets, affairs or prospects of the Purchaser, or in any material impairment of the right or ability of the Purchaser to carry on its business affairs substantially as now conducted or as proposed to be conducted, or in any material liability on the part of the Purchaser, or which questions the validity of this Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby; and no such action, proceeding or investigation has been pending during the two (2) year period preceding the date of this Agreement.

4.4 Consent: No consent, approval, or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby.

4.5 Disclosure: Neither this Agreement nor any other document, certificate or statement furnished to the Sellers by the Purchaser in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects, or in the future may (so far as the Purchaser can now reasonably foresee) materially adversely affect the assets, affairs or prospects of the Purchaser which has not been set forth herein or in other documentation furnished to the Sellers.

4.6 Confidentiality: Until the Closing, and thereafter if there is no Closing, the Purchaser and its representatives will keep confidential any information which they obtain from the Company concerning its properties, assets, and prospects. If the Closing of the transactions contemplated by this Agreement is not consummated on or before January 31, 2005, then, unless the date of such Closing is extended, the Purchaser shall return to the Company all written matter obtained from the Company in connection with the negotiation or consummation of this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS AND COVENANTS

The parties further agree and covenant as follows:

5.1 Investigation of Southland Health Services, Inc.: Prior to the Closing, the Purchaser may, individually or through its authorized representatives, make such investigation of the properties and operations of the Company and Subsidiaries and of its financial condition as it deems appropriate, and in connection therewith shall have full access, from and after the date hereof, to the properties, books and records of the Company and Subsidiaries during normal business hours. The Sellers covenant that they will cause the officers of the Company to furnish to the Purchaser and its representatives such financial and operating data and other information as to its business and properties as they may from time to time reasonably request; and acknowledges that the Purchaser’s investigations shall be independent of and in addition to the representations and warranties of the Sellers hereinabove set forth and that the Purchaser shall continue to have the absolute right to rely upon the accuracy and completeness of those representations and warranties as of the date of execution of this Agreement, at the Closing of the transactions herein contemplated, and thereafter.

5.2 Delivery of Additional Instruments on Request: Each party agrees to execute and deliver or cause to be executed and delivered at the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other party may reasonably request for the purpose of fully effecting the transactions herein contemplated.

5.3 Preservation of Organization: The Sellers shall use their best efforts to preserve the business organization of the Company (including Subsidiaries) intact and to persuade all employees of the Company or Subsidiaries to remain in its employment after the Closing; provided that nothing herein contained shall be deemed to constitute an obligation of the Sellers, Purchaser or the Company to continue the employment of any such employee. The Sellers shall also use their best efforts to retain, preserve and maintain the business relations of the Company or the Subsidiaries with its suppliers, customers and others having business relationships with it.

5.4 Agreements as to Conditions: Each party agrees to use his/its best efforts to satisfy each and every of the conditions set forth in Sections 6 and 7, respectively, of this Agreement.

5.5 Restrictions on Operation: Pending the closing of the transactions contemplated by this Agreement, the Sellers covenants that they will cause the Company and the Subsidiaries to conduct their business only in the ordinary course; make no change in its certificate of incorporation or by-laws; neither declare nor pay any dividend nor make any other distribution or payment in respect of its issued and outstanding shares of capital stock, nor redeem, purchase or otherwise acquire any of such shares; make no loan to any officer, director or shareholder of the Company or Subsidiary; refrain from increasing any compensation payable to any employee, agent or representative of the Company or a Subsidiary; and enter into no contract or commitment extending beyond the Closing except as normally required in connection with the ordinary conduct of its business affairs.

5.6 IRS Liability. Within forty-five days after the Closing, the Purchaser shall cause the Company to satisfy that certain liability owed to the United States Internal Revenue Service in the amount [$1,800,000].

ARTICLE 6

CONDITIONS TO CLOSING BY THE PURCHASER

The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the satisfaction on or prior to the Closing of each of the following conditions, and if the Purchaser shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Purchaser shall have no liability to the Sellers:

6.1 Corporate Action, Good Standing and Certificates: The Purchaser shall have received: (i) a copy of the Articles of Incorporation and By-Laws of the Company, such Articles to be certified by the Delaware Department of State and the By-Laws by the Secretary of the Company; and (ii) certificates from the appropriate officials in Alabama, Delaware and Tennessee (and any other state reasonably requested by the Purchaser) as to the tax status and good standing of the Company.

6.2 Finance. Purchaser shall have obtained financing on terms and conditions satisfactory to it for all of the financing it needs in order to consummate the transactions contemplated hereby, including payment of the Purchase Price and payment of the liabilities set forth in Section 5.6 above and Section 7.3 below.

6.3 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Sellers contained in the Agreement shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. At the Closing, the Sellers shall deliver a certificate certifying the accuracy of the same. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter.

6.4 Performance: Each of the agreements of the Sellers to be performed or complied with at or before the Closing pursuant to the terms hereof shall have been duly performed or complied with.

6.5 Consents: All consents or notices related to the consummation of the transactions contemplated herein which are required (a) due to any applicable law, rule, or regulation, or (b) in order to prevent a breach of, or a default under, the terms of any agreement to which any of the Sellers, the Company, or a Subsidiary is a party or is bound, shall have been obtained .

6.6 No Litigation Threatened: No action or proceeding shall have been instituted or, to the knowledge of the Sellers, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated herein. No governmental agency or body shall have taken any other action or made any request of the Purchaser or the Sellers as a result of which the Purchaser deems it inadvisable to proceed with the transaction.

6.7 No Adverse Changes: No material adverse change in the financial condition or business of the Company (and Subsidiaries) shall have occurred and the Company (or Subsidiaries) shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, which change, loss or damage does or will materially affect or impair the ability of the Company (and Subsidiaries) to conduct its business in the manner theretofore conducted.

6.8 Additional Financial Statements. The Sellers shall deliver the Additional Financial Statements.

6.9 Roll-up Transactions. The following transactions (the “Roll-up Transactions”) shall have been completed:

(a) The Company shall have completed the acquisition of all of the issued and outstanding ownership interests of Southland LLC;

(b) Southland LLC shall have completed the acquisition of substantially all of the assets of Quality Care; and

(c) The Company shall have acquired (i) ninety percent (90%) of the issued and outstanding capital stock of Emergystat, and (ii) ninety percent (90%) of the issued and outstanding capital stock of Emergystat of Sulligent).

6.11 Condition of the Acquired Entities. Upon completion of the Roll-up Transactions, and as of the date of Closing:

(a) (i) Emergystat shall own all of the issued and outstanding ownership interests in MedExpress of Mississippi, LLC (“MedExpress”), and (ii) Emergystat of Sulligent shall own a majority of the issued and outstanding capital stock of Extended Emergency Medical Services, Inc., an Alabama corporation (“EEMS”), provided, however, in no event shall Emergystat of Sulligent’s ownership interest in EEMS be less than its ownership interest as of the date of this agreement.

(b) The Purchaser shall be satisfied, in Purchaser’s sole discretion, with the financial, operating and legal conditions of each of Emergystat, Emergystat of Sulligent, EEMS, and MedExpress.

(c) The Sellers shall (i) have certified that each of Emergystat, Emergystat of Sulligent, EEMS, and MedExpress are Subsidiaries (as defined in Section 3.4 above, (ii) delivered updated schedules and financial statements with regard to Emergystat, Emergystat of Sulligent, EEMS, and MedExpress, and (iii) delivered a certificate pursuant to Section 6.3 above certifying the truthfulness of representations and warranties in this Agreement (as supplemented by the Schedules delivered pursuant to Section 6.11(c)(ii) above) with regard to Emergystat, Emergystat of Sulligent, EEMS, and MedExpress.

ARTICLE 7

CONDITIONS TO CLOSING BY THE SELLERS

The obligation of the Sellers to consummate the transactions herein contemplated shall be subject to the satisfaction of the Sellers on or prior to the Closing of each of the following conditions, and if the Sellers shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Sellers shall have no liability to the Purchaser:

7.1 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct to the best knowledge of the Purchaser as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter.

7.2 Performance: Each of the agreements of the Purchaser to be performed or complied with on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with.

7.3 Satisfaction of Outstanding Liabilities of the Company. The Purchaser shall cause the Company to satisfy the following outstanding liabilities on the Closing Date:

(a) that certain liability owed to GE Health Care, Inc. in the amount of [$2,300,000]; and

(b) that certain liability owed to Pacific Capital in the amount of [$603,000].

7.4 Roll-up Transactions. The following transactions (the “Roll-up Transactions”) shall have been completed:

(a) The Company shall have completed the acquisition of all of the issued and outstanding ownership interests of Southland LLC;

(b) Southland LLC shall have completed the acquisition of substantially all of the assets of Quality Care; and

(c) The Company shall have acquired (i) ninety percent (90%) of the issued and outstanding capital stock of Emergystat, and (ii) ninety percent (90%) of the issued and outstanding capital stock of Emergystat of Sulligent).

Notwithstanding anything to the contrary in Section 7.4 above, the Purchaser may elect to satisfy the conditions set forth in this Section 7.4 by paying the 2,300,000 liability owed to Health Care, Inc., and the $603,000 liability owed to Pacific Capital.

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1 Survival: All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the Agreement. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2 By Sellers: From and after the Closing, Sellers, jointly and severally, shall indemnify and hold harmless Purchaser from and against (a) any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys’ fees (collectively, the “Loss”), which Purchaser may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or non-fulfillment of any of the covenants or agreements of Sellers in this Agreement or from any misrepresentation in or omission from any schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Purchaser hereunder, (b) any Loss based upon injuries to persons, property or business arising out of events on or before the effective date of the Closing whether known or unknown, currently asserted or arising hereafter, and (c) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before Purchaser may assert a claim for indemnity under this Article, Purchaser must give or cause to be given written notice of such claim to Sellers as provided in Section 8.4.

Notwithstanding the foregoing, Sellers shall not be required to provide indemnity under subsections (b) and (c) above as to any Loss, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim that arises out of:

(y) Any suit, claim or other liability disclosed on the Schedules attached to this Agreement; or

(z) Any event occurring in the ordinary course of business. For purposes of this Section, the phrase “ordinary course of business” shall mean claims against the Company and its employees arising from its daily operations of providing emergency and medical transportation (including failure to treat, failure to properly treat, failure to respond, failure to transport). The phrase also encompasses employment-related practices claims for workers’ comp benefits, on the job injuries, wrongful discharge, wage and hour claims, and Title VII claims. As a point of clarification, nothing in this subsection (z) shall prevent the Purchaser from seeking indemnification under subsection (a) above due to any misrepresentation, breach of warranty, or non-fulfillment of any of the covenants or agreements, or from any misrepresentation in or omission from any schedule, even if such claim arises from an event that occurred in the ordinary course of business.

8.3 By Purchaser: From and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers from and against (a) any and all Loss which Sellers may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or non-fulfillment of any of the covenants or agreements of Purchaser in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to Sellers hereunder; and (b) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before Sellers may assert a claim for indemnity under this Article, Sellers must give or cause to be given written notice of such claim to Purchaser as provided in Section 8.4.

8.4 Notice: Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which Sellers have indemnified Purchaser or against which Purchaser has indemnified Sellers, or as to which any party may be liable, Sellers or Purchaser, as the case may be, shall give to the other party written notice thereof. Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it or he has indemnified an indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnifying party shall have the right to control the defense of any such proceeding unless relieved of its or his liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its or his option, and, unless so relieved, to compromise or defend, at its or his own expense by its or his own counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise or defend any such asserted liability, it or he shall promptly notify the indemnified party of its or his intention to do so. In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by counsel of its or his own choosing, but at the cost and expense of the indemnifying party.

8.5 Money Damages: If the Losses indemnified against pursuant to the provisions of Sections 8.2 and 8.3 hereof can be compensated by the payment of money to the other party, the indemnifying party shall, within thirty (30) days after receipt of a written notice of a claim pursuant to Section 8.4 deliver to the other party either: (i) the amount of such claim by check or by wire transfer to the bank account of that party’s choosing, or (ii) a written notice stating that it or he objects to the validity of such claim and setting forth in reasonable detail the grounds on which it or he is contesting the validity of the claim.

8.6 Setoff: Notwithstanding anything contained herein to the contrary, and as a non-exclusive alternative to the right of the Purchaser to indemnification hereunder, and in addition to all other remedies provided by law, but subject to the provisions hereof, the Purchaser has the absolute and unconditional right to set off the amount of any Loss against unpaid installments, both of principal and interest, as they become due under the Note referred to in Section 1.3 above. The setoff shall be accomplished by reducing the amount remaining to be paid on the Note in the inverse order of installment maturity. For purposes of calculating (and reducing) the interest due under the Note, any setoff reduction in the principal amount of the Note shall be deemed made as of the date of the Note’s execution. In addition to the right heretofore stated, the Purchaser shall have a right of setoff with respect to any other funds at any time or from time to time payable or deliverable by it to the Sellers or their representatives, successors or assigns pursuant to this Agreement or any other agreement, instrument or undertaking, and the right of setoff by reason of any breach by the Sellers of this Agreement or any other agreement, instrument or undertaking.

In the event that the Purchaser claims to be entitled to assert a right of setoff hereunder, it shall so notify the Sellers not less than fifteen (15) days prior to the due date of any Note payment against which such setoff is asserted. Such notice shall set forth the nature and the amount of the Loss which is the basis of the asserted setoff. If within ten (10) days of the giving of such notice, the Sellers shall notify the Purchaser that they do not agree with the amount or validity of the Loss, and if the amount and validity of the Loss has not theretofore been determined by a final order of a court of competent jurisdiction, then at the time the payment to the Sellers against which the right of setoff is asserted becomes due, the Purchaser shall deposit the amount of the asserted setoff with an escrow agent. Any such deposit by a Purchaser shall be deemed to constitute the fulfillment of its obligation to make payment to the Sellers of the amount so deposited, and conversely, any failure to make such deposit shall be deemed a default under the Note.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices: All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

9.2 Binding Agreements; Non-Assignability: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective parties hereto. Sellers may not assign any of their rights or delegate any of their obligations hereunder without the prior written consent of Purchaser. Purchaser may assign its rights or delegate its obligations hereunder to a wholly owned subsidiary of Purchaser.

9.3 Entire Agreement: This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.

9.4 Severability: Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

9.5 Headings: The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

9.6 Application of Tennessee Law; Venue: This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Tennessee. Venue for any legal action which may be brought hereunder shall be deemed to lie in Sullivan County, Tennessee.

9.7 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Legal Fees and Costs: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLERS	PURCHASER

Bad Toys Holdings, Inc.

Glenn Crawford	Larry N. Lunan, Chief Executive Officer

Joseph Donavan

Joseph Cerone

THE COMPANY

SOUTHLAND HEALTH SERVICES, INC.

By:

Its: